UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    769627100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Andrew J. Perel
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6656
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  April 5, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Flag Luxury Riv, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 200,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Flag Luxury Properties, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        MJX Flag Associates, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Flag Leisure Group, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Sillerman Real Estate Ventures, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert Sillerman
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul Kanavos
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RH1, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ONIROT Living Trust Dated 6/20/2000
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Brett Torino
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Rivacq LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SOF U.S. Hotel Co-Invest Holdings, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SOF-VII U.S. Hotel Holdings, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        I-1/I-2 U.S. Holdings, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Global Opportunity Fund VII-A, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Global Opportunity Fund VII-B, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood US Opportunity Fund VII-D, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood US Opportunity Fund VII-D-2, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Capital Hospitality Fund I-1, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Capital Hospitality Fund I-2, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SOF-VII Management, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SCG Hotel Management, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Capital Group Global, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Connecticut
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Barry S. Sternlicht
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 123,200
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                123,200
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          423,200
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        High Desert Gaming, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        LAMB Partners
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Illinois
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        LAMB, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ISLE Investors, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 75,300
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                75,300
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          75,300
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Greg Carlin
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      375,300
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                375,300
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          375,300
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Neil Bluhm
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

      This Amendment No. 3 amends and supplements the statement on Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005, and amended by Amendment No. 1 on March 3, 2006, and Amendment No. 2 on March 23, 2006, by Flag Luxury Riv, LLC; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; Sillerman Real Estate Ventures, LLC; Robert Sillerman; Paul Kanavos; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; Barry S. Sternlicht; High Desert Gaming, LLC; LAMB Partners; LAMB, LLC; ISLE Investors, LLC; Greg Carlin; and Neil Bluhm, with respect to the common stock, par value $0.001 per share, of Riviera Holdings Corp., a Nevada corporation. This Amendment No. 3 is also being filed by RH1, LLC ("RH1") and ONIROT Living Trust dated 6/20/2000 ("ONIROT"). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

      On April 5, 2006, FLR, FLP, MJX, FLG, SREV, Robert Sillerman, Paul Kanavos, RH1, ONIROT, Brett Torino, Rivacq, SOF Co-Invest, SOF VII, Hotel Fund, Opportunity Fund VII-A, Opportunity Fund VII-B, Opportunity Fund VII-D, Opportunity Fund VII D-2, Hospitality Fund I-1, Hospitality I-2, SOF VII Management, Hotel Management, SCGG, Barry S. Sternlicht, HDG, LAMB Partners, LAMB, LLC, ISLE, Greg Carlin and Neil Bluhm entered into an agreement amending and restating the Joint Filing Agreement dated as of December 27, 2005 (the "Amended and Restated Joint Filing Agreement") to, among other things, include RH1 and ONIROT as joint filers. The foregoing and subsequent references to, and descriptions of, the Amended and Restated Joint Filing Agreement are qualified in their entirety by reference to the Amended and Restated Joint Filing Agreement, the terms of which are incorporated herein by reference to Exhibit
10.4 hereto.

      Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.


ITEM 1. SECURITY AND ISSUER

      Response unchanged.

ITEM 2.  IDENTITY AND BACKGROUND

      Item 2 is hereby supplemented as follows:

      FLR is a limited liability company formed under the laws of Delaware with its business address at 650 Madison Avenue, New York, NY 10022. FLR's principal business is the holding of Common Stock.

      RH1 is a limited-liability company formed under the laws of Nevada with its business address at 4445 Wagon Trail Ave, Las Vegas, NV 89118. RH1's principal business is the holding of Common Stock.

      ONIROT is a living trust formed under the laws of Nevada for the sole benefit of Brett Torino. ONIROT is the sole member of RH1, and its business address is 4445 Wagon Trail Ave, Las Vegas, NV 89118.

      Brett Torino is the sole Trustee of ONIROT. Mr. Torino is a citizen of the United States. Mr. Torino's business address is 4445 Wagon Trail Ave, Las Vegas, NV 89118 and his present principal occupation is that of real estate professional.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      Response unchanged.

ITEM 4. PURPOSE OF TRANSACTION

      Item 4 is hereby supplemented as follows:

      On April 5, 2006, FLR, RH1, Rivacq, and HDG entered into an agreement amending and restating their Joint Bidding Agreement dated as of December 22, 2005 (the "Amended and Restated Joint Bidding Agreement") to add RH1 as a party to the agreement and to provide for the potential exit of one of the parties from the bidding group in the event that a problem should arise in connection with such party obtaining the approval of the gaming authorities required for consummation of the Merger (as defined below). The foregoing and subsequent references to, and descriptions of, the Amended and Restated Joint Bidding Agreement are qualified in their entirety by reference to the Amended and Restated Joint Bidding Agreement, the terms of which are incorporated herein by reference to Exhibit 10.5 hereto.

      On April 5, 2006, Riv Acquisition Holdings Inc. ("Parent") and Parent's wholly owned subsidiary, Riv Acquisition Inc. ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Company. The outstanding stock of Parent is owned as follows: FLR owns 20% of Parent's stock; RH1 owns 20% of Parent's stock; Rivacq owns 30% of Parent's stock; and HDG owns 30% of Parent's stock. A copy of the Merger Agreement is attached as Exhibit
10.6 hereto and incorporated herein by reference.

      Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. At the effective time of the Merger, each share of Common Stock issued and outstanding, and not held in treasury of the Company or owned by the Company, a subsidiary of the Company, Parent or Merger Sub, immediately prior to the consummation of the Merger will be converted into the right to receive $17.00 in cash. All other Common Stock will be cancelled.

      Contemporaneously with the execution of the Merger Agreement, Parent has agreed to deposit $15,000,000 into escrow (the "Deposit").

      The Merger Agreement contains certain standard representations and warranties made by the Company concerning (i) its organization , standing and power; (ii) capitalization; (iii) authority, execution and delivery and enforceability; (iv) consents and absence of conflicts of legal authority; (v) Securities and Exchange Commission filings and undisclosed liabilities; (vi) information to be supplied for inclusion in its proxy statement; (vii) absence of certain changes or events, (viii) taxes, (ix) absence of changes in benefit plans, (x) employee benefit plans, (xi) litigation, (xii) compliance with applicable laws, (xiii) environmental matters, (xiv) material contracts, (xv) properties, (xvi) intellectual property, (xvii) labor matters, (xviii) brokers, fees and expenses, (xix) insurance, (xx) the Worker Adjustment and Retraining Notification Act, (xxi) bank accounts, (xxii) the opinion of the Company's financial advisor, and (xxiii) compliance with gaming laws.

      The Merger Agreement contains certain standard representations and warranties made by the Parent and Merger Sub concerning (i) organization, standing and power, (ii) authority, execution and delivery and enforceability.
(iii) consents and absence of conflicts of legal authority, (iv) adequate funds,
(v) gaming approvals, (vi) litigation, (vi) brokers, (vii) information to be supplied for inclusion in the

Company's proxy statement, (viii) Parent and Merger Sub's ownership structure and (ix) Parent and Merger Sub's status as stockholders of the Company under the Company's organizational documents and Nevada law.

      Pursuant to the Merger Agreement, the Company has agreed to, among other actions, cooperate with the Parent and Merger Sub and take all actions necessary to delist the Common Stock from the American Stock Exchange and terminate the registration of the Common Stock under the Exchange Act, if requested by Parent.

      Pursuant to the Merger Agreement, the Company has agreed to certain standard covenants concerning the operation of the business of the Company prior to closing. The Company also has agreed not to solicit the submission of, enter into, or participate in discussions regarding an alternative proposal to takeover the Company. The Company has agreed to hold a meeting of the Company's stockholders (the "Stockholders") for the purpose of seeking the approval of the Merger by the Stockholders and solicit the Stockholders for such approval.

      Pursuant to the Merger Agreement, Parent and Merger Sub have agreed to purchase a directors' and officers' liability insurance policy having a six-year term commencing on the date of consummation of the Merger. Parent and Merger Sub have agreed to pay the severance pay, salary continuation entitlements and other compensation and entitlements due under any existing contracts with, or plans for the benefit of, officers required by Parent or Merger Sub to resign immediately prior to the Merger, as if such officers were terminated without cause immediately after the consummation of the Merger. Parent and Merger Sub have agreed to either (i) acquire a majority of the outstanding 11% Senior Notes of the Company (the "Senior Notes") and grant necessary consents of the holders of the Senior Notes to allow for the consummation of the Merger or (ii) deposit funds necessary to redeem the Senior Notes with the Trustee under the Indenture governing the terms of the Senior Notes in order to redeem the Senior Notes prior the Merger. Parent and Merger Sub have agreed to file all required applications that Parent, Merger Sub, and any controlling party of Parent and Merger Sub are required to submit with all gaming authorities whose approvals are necessary or appropriate to consummate the Merger. Parent and Merger Sub have agreed to cooperate with all such gaming authorities, and withdraw the application of any controlling party if it appears reasonably likely that the application of such controlling party will not be approved or will delay the issuance of gaming approvals.

      Consummation of the Merger is subject to certain conditions precedent, including (i) approval and adoption of the Merger Agreement by the Stockholders,
(ii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
(iii) absence of injunctions or other restraints precluding the Merger, (iv) accuracy of the Company's representations and warranties, (v) performance in all material respects by the Company of all obligations required to be performed by it under the Merger Agreement, (vi) absence of pending or threatened litigation having a reasonable likelihood of materially interfering with the Merger, (vii) absence of a material adverse effect on the Company, (viii) obtaining all approvals of governmental authorities required to consummate the merger, including approvals of gaming authorities and (ix) termination of the Company's revolving credit facility.

      Either Parent, Merger Sub or the Company may terminate the Merger Agreement prior to consummation of the Merger if (i) any governmental entity takes any final, unappealable action precluding the Merger, (ii) the approval of the Stockholders is not obtained at a meeting of the Stockholders held for such purpose or (iii) the closing of the Merger does not take place within the latter of (A) 12 months from the date of the Merger Agreement and (B) 8 months after the date on which the stockholders voted on approval of the Merger Agreement (such later date being the "Outside Date"). Notwithstanding the foregoing, the Outside Date may be extended by 3 months if, as of the Outside Date, Parent and Merger Sub are still awaiting, and have a reasonable expectation of obtaining, the gaming approvals required for the consummation of the Merger. If Parent and Merger Sub wish to extend the

Outside Date, they are required to increase the amount of the Deposit by $3,000,000 and deliver to the Company a financing commitment from a reputable financial institution.

      Parent or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger if (i) the Board withdraws, or adversely modifies, its recommendation for approval of the Merger or approves or enters into an alternative proposal regarding a takeover of the Company, (ii) a tender or exchange offer relating to securities of the Company is commenced and the Board does not recommend that the Stockholders reject such tender or exchange offer within ten business days after the commencement thereof, (iii) the Board waives applicable Nevada Law regarding business combinations with interested stockholders and acquisitions of controlling interests, with respect to any person other than Parent, Merger Sub, or their affiliates or any group of which any of them is a member, (iv) the Company breaches its covenant not to solicit an alternative proposal regarding a takeover of the Company, and (v) the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement that would give rise to a breach of a closing condition and cannot be cured within 30 days after receipt of written notice regarding such breach.

      If the Merger Agreement is terminated by the Parent or Merger Sub due to the Company's breach or failure to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement that would give rise to a breach of a closing condition and cannot be cured within 30 days after receipt of written notice regarding such breach, then the Company agrees to pay a termination fee to Parent equal to Parent's and Merger Sub's out-of-pocket expenses in connection with the Merger, subject to a maximum of $2,000,000.

      The Company has agreed to pay to Parent a fee equal to 3.75% of the aggregate consideration payable to Stockholders in the Merger (the "Topping Fee") and return the Deposit to Parent if the Merger Agreement is terminated because the (i) the Company approves an alternative proposal regarding a takeover of the Company, (ii) the Board withdraws or modifies in a manner adverse to Parent or Merger Sub its recommendation of the Merger, or enters into an agreement with respect to an alternative proposal regarding a takeover of the Company, (iii) a tender or exchange offer relating to securities of the Company is commenced and the Board does not recommend that the Stockholders reject such tender or exchange offer within ten business days after the commencement thereof, (iv) the Board waives applicable Nevada Law regarding business combinations with interested stockholders and acquisitions of controlling interests with respect to any person other than Parent, Merger Sub, or their affiliates or any group of which any of them is a member, or (v) the Company breaches its covenant not to solicit an alternative proposal regarding a takeover of the Company.

      The Company also has agreed to pay to Parent the Topping Fee and return the Deposit to Parent if the Merger Agreement has been terminated by Parent and Merger Sub because the Merger has not closed by the Outside Date, approval of the Stockholders has not been obtained by such date and prior to such termination there has been a public announcement of an alternate proposal regarding a takeover of the Company, which has not been withdrawn prior to such termination, and the Company, or a subsidiary of the Company, enters into a definitive agreement regarding a takeover of the Company within 12 months of such termination.

      The Deposit will be delivered to the Company in the event that the Merger Agreement is terminated because Parent or Merger Sub (i) breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement that would give rise to a breach of a closing condition and cannot be cured within 30 days after receipt of written notice regarding such breach or (ii) fails to obtain financing or the approval of the gaming authorities required for the consummation of the Merger.

      The foregoing and subsequent references to, and descriptions of, the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, the terms of which are incorporated herein by reference to Exhibit
10.6 hereto.

ITEM 5. INTEREST IN SECURITIES OF THE COMPANY

      Item 5 is hereby supplemented as follows:

      FLR is in the process of transferring to RH1 the 200,000 shares of Common Stock that FLR previously held for the benefit of Brett Torino. Upon completion of such transfer, FLR will be the beneficial owner of 200,000 shares of Common Stock, which represent approximately 1.6% of the outstanding shares of Common Stock as of March 1, 2006. RH1 is the beneficial owner of 200,000 shares of Common Stock, which represent approximately 1.6% of the outstanding shares of Common Stock as of March 1, 2006. ONIROT, as the sole member of RH1, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Brett Torino, as the sole Trustee of ONIROT, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

      Item 6 is hereby supplemented as follows:

      4. On April 5, 2006, FLR, FLP, MJX, FLG, SREV, Robert Sillerman, Paul Kanavos, RH1, ONIROT, Brett Torino, Rivacq, SOF Co-Invest, SOF VII, Hotel Fund, Opportunity Fund VII-A, Opportunity Fund VII-B, Opportunity Fund VII-D, Opportunity Fund VII D-2, Hospitality Fund I-1, Hospitality I-2, SOF VII Management, Hotel Management, SCGG, Barry S. Sternlicht, HDG, LAMB Partners, LAMB, LLC, ISLE, Greg Carlin and Neil Bluhm entered into the Amended and Restated Joint Filing Agreement. A copy of the Amended and Restated Joint Filing Agreement is filed herewith as Exhibit 10.4 and incorporated herein by reference.

      5. On April 5, 2006, FLR, RH1, Rivacq and HDG entered into the Amended and Restated Joint Bidding Agreement. A copy of the Amended Joint Bidding Agreement is filed herewith as Exhibit 10.5 and incorporated herein by reference.

      6. On April 5, 2006, Parent and Merger Sub entered into the Merger Agreement with the Company. A copy of the Merger Agreement is filed herewith as
Exhibit 10.6 and incorporated herein by reference.


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

      Item 7 is hereby supplemented as follows:

      10.4 Amended and Restated Joint Filing Agreement dated April 5, 2006, among Flag Luxury Riv, LLC; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; Sillerman Real Estate Ventures, LLC; Robert Sillerman; Paul Kanavos; RH1, LLC, ONIROT Living Trust dated 06/20/2000, Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; Barry
            S. Sternlicht; High

            Desert Gaming, LLC; LAMB Partners; LAMB, LLC; ISLE Investors, LLC; Greg Carlin; and Neil Bluhm.

      10.5 Amended and Restated Joint Bidding Agreement, dated as of April 5, 2006, among Flag Luxury Riv, LLC, RH1, LLC, Rivacq LLC and High Desert Gaming, LLC.

      10.6 Agreement and Plan of Merger, dated as of April 5, 2006, among Riv Acquisition Holdings Inc., Riv Acquisition Inc. and Riviera Holdings Corporation.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Flag Luxury Riv, LLC

                                    By:   /s/  Paul Kanavos
                                          ------------------------------
                                    Name: Paul Kanavos
                                    Title: President


                                    Flag Luxury Properties, LLC

                                    By:   /s/  Paul Kanavos
                                          ------------------------------
                                    Name: Paul Kanavos
                                    Title: President


                                    MJX Flag Associates, LLC

                                    By:   /s/  Robert Sillerman
                                          ------------------------------
                                    Name: Member
                                    Title: Robert Sillerman


                                    Flag Leisure Group, LLC

                                    By:   /s/  Paul Kanavos
                                          ------------------------------
                                    Name: Paul Kanavos
                                    Title: President


                                    Sillerman Real Estate Ventures, LLC

                                    By:   /s/  Robert Sillerman
                                          ------------------------------
                                    Name: Robert Sillerman
                                    Title: Member


                                    Robert Sillerman

                                    /s/  Robert Sillerman
                                    ------------------------------


                                    Paul Kanavos

                                    /s/  Paul Kanavos
                                    ------------------------------


                                    RH1, LLC

                                    By: ONIROT Living Trust dated
                                       06/20/2000
                                       Its sole member

                                       By: /s/ Brett Torino
                                          ------------------------
                                       Name: Brett Torino
                                       Title: Trustee


                                    ONIROT Living Trust dated 06/20/2000

                                    By: /s/ Brett Torino
                                       ---------------------------
                                    Name: Brett Torino
                                    Title: Trustee


                                    Brett Torino

                                    /s/  Brett Torino
                                    ------------------------


                                   Rivacq LLC

                                    By: SOF U.S. Hotel Co-Invest Holdings,
                                        L.L.C.
                                        ----------------------------------

                                       By: SOF-VII U.S. Hotel Holdings,
                                           L.L.C.
                                           -----------------------------

                                          By:   /s/  Barry S. Sternlicht
                                            ------------------------------------
                                          Name: Barry S. Sternlicht
                                          Title: Chief Executive Officer


                                       By: I-1/I-2 U.S. Holdings, L.L.C.
                                           -----------------------------------

                                          By:   /s/  Barry S. Sternlicht
                                            ------------------------------------
                                          Name: Barry S. Sternlicht
                                          Title: Chief Executive Officer


                                    SOF U.S. Hotel Co-Invest Holdings, L.L.C.

                                    By: SOF-VII U.S. Hotel Holdings,
                                        L.L.C.
                                        --------------------------------

                                       By:   /s/  Barry S. Sternlicht
                                          ---------------------------------
                                       Name: Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                    By: I-1/I-2 U.S. Holdings, L.L.C.
                                        --------------------------------

                                       By:   /s/  Barry S. Sternlicht
                                             ---------------------------------
                                       Name: Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                    SOF-VII U.S. Hotel Holdings, L.L.C.

                                    By:   /s/  Barry S. Sternlicht
                                          ------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    I-1/I-2 U.S. Holdings, L.L.C.

                                    By:   /s/  Barry S. Sternlicht
                                          ------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    Starwood Global Opportunity Fund VII-A,
                                      L.P.

                                    By:   SOF-VII Management, L.L.C.
                                        Its general partner

                                        By: Starwood Capital Group Global,
                                        L.L.C.
                                        --------------------------------
                                        Its General manager

                                         By: /s/  Barry S. Sternlicht
                                            ------------------------------
                                          Name: Barry S. Sternlicht
                                          Title: Chief Executive Officer


                                    Starwood Global Opportunity Fund VII-B,
                                      L.P.

                                    By:   SOF-VII Management, L.L.C.
                                        --------------------------------
                                        Its general partner

                                        By: Starwood Capital Group Global,
                                        L.L.C.
                                        --------------------------------
                                        Its General manager

                                      By: /s/  Barry S. Sternlicht
                                         ---------------------------------------
                                      Name: Barry S. Sternlicht
                                      Title: Chief Executive Officer


                                    Starwood U.S. Opportunity Fund VII-D, L.P.

                                    By:   SOF-VII Management, L.L.C.
                                        Its general partner

                                    By: Starwood Capital Group Global, L.L.C.
                                        ------------------------------------
                                        Its General manager

                                    By: /s/  Barry S. Sternlicht
                                       ----------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    Starwood U.S. Opportunity Fund VII-D-2,
                                    L.P.

                                    By:   SOF-VII Management, L.L.C.
                                        ------------------------------------
                                        Its general partner

                                    By: Starwood Capital Group Global, L.L.C.
                                        ------------------------------------
                                        Its General manager

                                     By: /s/  Barry S. Sternlicht
                                        ----------------------------------------
                                     Name: Barry S. Sternlicht
                                     Title: Chief Executive Officer


                                    Starwood Capital Hospitality Fund I-1, L.P.

                                    By:   SCG Hotel Management, L.L.C.
                                        ------------------------------------
                                        Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                        ------------------------------------
                                       Its General manager

                                    By: /s/  Barry S. Sternlicht
                                       ----------------------------------------
                                     Name: Barry S. Sternlicht
                                     Title: Chief Executive Officer


                                    Starwood Capital Hospitality Fund I-2, L.P.

                                    By:   SCG Hotel Management, L.L.C.
                                        ------------------------------------
                                          Its general partner

                                     By: Starwood Capital Group Global, L.L.C.
                                    ------------------------------------
                                    Its General manager

                                     By: /s/  Barry S. Sternlicht
                                        ----------------------------------------
                                     Name: Barry S. Sternlicht
                                     Title: Chief Executive Officer


                                    SOF-VII Management, L.L.C.

                                    By: Starwood Capital Group Global, L.L.C.
                                        ------------------------------------
                                        Its General manager

                                    By: /s/  Barry S. Sternlicht
                                       -----------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer

                                    SCG Hotel Management, L.L.C.

                                    By: Starwood Capital Group Global, L.L.C.
                                        ------------------------------------
                                        Its General manager

                                    By: /s/  Barry S. Sternlicht
                                       -----------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    Starwood Capital Group Global, LLC

                                    By:   /s/  Barry S. Sternlicht
                                       -----------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    Barry S. Sternlicht

                                    /s/  Barry S. Sternlicht
                                    ------------------------------------------


                                    High Desert Gaming, LLC

                                    By:   /s/  Greg Carlin
                                          ------------------------------
                                    Name: Greg Carlin
                                    Title: Manager


                                    LAMB Partners

                                    By:   LAMB, LLC
                                          ------------------------
                                          Its managing partner

                                        By:   /s/  Neil Bluhm
                                              --------------------------
                                        Name: Neil Bluhm
                                        Title: Managing Member

                                    LAMB, LLC

                                    By:   /s/  Neil Bluhm
                                          ------------------------------
                                    Name: Neil Bluhm
                                    Title: Managing Member


                                    ISLE Investors, LLC

                                    By:   /s/  Greg Carlin
                                          ------------------------------
                                    Name: Greg Carlin
                                    Title: Manager

                                   Greg Carlin

                                    /s/  Greg Carlin
                                    ---------------------------


                                   Neil Bluhm

                                    /s/  Neil Bluhm
                                    ---------------------------


Dated: April 5, 2006